Exhibit (h)(11)

RECON CAPITAL SERIES TRUST

FIRST AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT, dated as of May 4, 2016, to the Fund Administration Servicing Agreement dated as of March 23, 2016 (the "Agreement"), is entered into by and between RECON CAPITAL SERIES TRUST, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("Fund Services").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the preamble of the Agreement to delete the listing of each series under the Trust; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that Exhibit A is hereby deleted from the

Agreement and the first paragraph of the Agreement is hereby superseded and replaced as follows:

THIS AGREEMENT is made and entered into as of this 23rd day of March, 2016, by and between RECON CAPITAL SERIES TRUST, a Delaware statutory trust (the "Trust") acting for and on behalf of each series as are currently authorized and issued by the Trust or may be authorized and issued by the Trust subsequent to the date of this Agreement (each a "Fund" and collectively the "Funds"), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("Fund Services").

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.